Exhibit 3.1

CERTIFICATE OF

AMENDMENT TO THE

AMENDED AND RESTATED BYLAWS OF

B. RILEY FINANCIAL, INC.

a Delaware Corporation

The undersigned does hereby certify that:

1.           He is the duly qualified Secretary of B. Riley Financial, Inc., a duly organized and existing Delaware corporation (the “Corporation”).

2.           Effective as of April 3, 2019, the Corporation’s Amended and Restated Bylaws (the “Bylaws”) were amended as set forth on Exhibit A attached hereto.

3.           The foregoing amendment to the Bylaws was duly approved and adopted by the Corporation’s stockholders and filed with the undersigned on the date set forth below.

Dated: April 3, 2019

/s/ Alan Forman
Alan Forman, Secretary

EXHIBIT A

AMENDMENT TO THE

AMENDED AND RESTATED BYLAWS OF

B. RILEY FINANCIAL, INC.

a Delaware Corporation

The Amended and Restated Bylaws (“Bylaws”) of B. Riley Financial, Inc., a Delaware corporation (the “Corporation”), are hereby amended, effective April 3, 2019 (the “Effective Date”), to amend and restate Section 2.8(b) of Article II in its entirety as follows:

(b)        Majority Voting Generally. Except as otherwise provided by law, the Certificate of Incorporation, these Bylaws or the rules and regulations of any stock exchange applicable to the Corporation or pursuant to any other regulation applicable to the Corporation or its stockholders, at each meeting of stockholders at which a quorum is present, all corporate actions to be taken by vote of the stockholders shall be authorized by the affirmative vote of the holders of a majority in voting power of the stock present in person or represented by proxy and entitled to vote on the subject matter, and where a separate vote by class or series is required, if a quorum of such class or series is present, such act shall be authorized by the affirmative vote of the holders of a majority in voting power of the stock of such class or series present in person or represented by proxy and entitled to vote on the subject matter.

Additionally, the Bylaws of the Corporation are hereby amended, effective as of the Effective Date, to add the following as Section 2.8(c) of Article II:

(c)       Voting for Appointment of Directors. Except as otherwise provided by law, the Certificate of Incorporation, these Bylaws or the rules and regulations of any stock exchange applicable to the Corporation or pursuant to any other regulation applicable to the Corporation or its stockholders, a nominee for director shall be elected to the Board of Directors if a majority of the votes cast are in favor of such nominee's election; provided, however, that, if the number of nominees for director exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes of the shares represented in person or by proxy at any meeting of stockholders held to elect directors and entitled to vote on such election of directors. For purposes of this bylaw, a majority of votes cast shall mean that the number of votes cast "for" a director's election exceeds the number of votes cast "against" that director's election (with "abstentions" and "broker nonvotes" not counted as a vote cast either "for" or "against" that director's election). In the event that a director nominee fails to receive an affirmative majority of the votes cast in an election where the number of nominees is less than or equal to the number of directors to be elected, the Board of Directors, within its powers, may take any appropriate action, including decreasing the number of directors or filling a vacancy.

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